EXHIBIT 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT
CONN’S, INC.
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between CONN’S, INC., a Delaware corporation (the “Company”), and ____________________ (“Recipient”) as of ___________ __, 20__ (“Date of Grant”), pursuant to the Company’s Non-Employee Director Restricted Stock Plan (the “Plan”), which is incorporated by reference herein in its entirety.
RECITALS
The Committee, acting on behalf of the Company, wishes to grant Recipient ____________ Restricted Stock Units (“RSUs”) on the terms and subject to the conditions set forth below and in the Plan.
Capitalized terms used in this Agreement and not otherwise defined in this Agreement will have the meaning assigned to them in the Plan.
AGREEMENT
It is hereby agreed as follows:
1.Award of RSUs. The Company hereby grants to you, subject to the terms and conditions set forth in the Plan and in this Agreement, ______________ RSUs, effective as of the Date of Grant. Each RSU represents the unfunded, unsecured right to receive one share of the Company’s $0.01 par value common stock, subject to the terms and conditions set forth in the Plan and in this Agreement. The shares of stock that are issuable upon vesting of the RSUs granted to you pursuant to this Agreement are referred to in this Agreement as the “Shares”.
2.    Vesting.
2.1    Except as otherwise provided in the Plan or in Section 2.2, your RSUs will vest in full on the first anniversary of the Date of Grant.
2.2    In addition to the vesting provisions contained in Section 2.1 above, your RSUs will automatically and immediately vest in full upon a Change in Control occurring more than six months after the Date of Grant.
3.    Delivery upon Vesting.
3.1    Within thirty (30) days following vesting and expiration of any deferral period applicable to an RSU, the Company or, at the Company’s instruction, its authorized representative, will deliver to Recipient the underlying Share. Unless otherwise determined by the Committee, delivery of Shares pursuant to this Agreement may be accomplished in any manner that the Company or its authorized representatives deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a stock certificate or certificates in the name of the Recipient.

3.2    The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 7 of the Plan.
4.    Effect of Termination of Service. Subject to Section 6.3 of the Plan, if a Recipient ceases to be a member of the Board for any reason (including as a result of Recipient’s death or disability), all RSUs that have not vested as of the date Recipient ceases to be a member of the Board will be forfeited.
5.    Election to Defer Receipt of RSUs. You may elect to defer receipt of shares of Common Stock relating to an RSU beyond the vesting date(s) set forth in Section 2 under rules and procedures established separately by the Committee. The election to defer under this Section 5 must be made and delivered to the Company on or before December 31 of the calendar year prior to the calendar year which includes the Date of Grant.
6.    Restrictions on Transfer of RSUs. The RSUs will not be transferable, either voluntarily or by operation of law, except as provided in Section 9.1 of the Plan.
7.    Rights as a Stockholder. Except as set forth in the Plan, neither Recipient nor any person claiming under or through Recipient shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of a Share issuable pursuant to this Award unless and until such Share shall have been delivered.
8.    No Right to Continued Service as a Member of the Board. Nothing in this Agreement shall be deemed to confer on Recipient any right to continue in the service of the Company, or to interfere with or limit in any way the right of the Company to terminate such service at any time.
9.    Taxes. Recipient is liable and responsible for all taxes owed by Recipient in connection with the RSUs, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the RSUs. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any shares of the Common Stock underlying the RSUs. The Company does not commit and is under no obligation to structure the RSUs to reduce or eliminate your tax liability.
10.    Miscellaneous.
10.1    Binding Effect, Successors. This Agreement shall bind and inure to the benefit of the successors, assigns, transferees, agents, personal representatives, heirs and legatees of the respective parties.
10.2    Further Acts. Each party will perform any further acts and execute and deliver any documents which may be necessary to carry out the provisions of this Agreement and to comply with applicable law.
10.3    Amendment. This Agreement may be amended at any time by the written agreement of the Company and the Recipient.
10.4    Choice of Law and Severability. This Agreement shall be construed, enforced and governed by the laws of the State of Delaware. The invalidity of any provision of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect.

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10.5    Notices. All notices and demands to Recipient or the Company may be given to them at the following addresses:
If to Recipient:

Fax:
Electronic Mail:

If to Company:	Conn’s, Inc.
Attn: General Counsel
4055 Technology Forest Blvd.
The Woodlands, Texas 77381
Fax: 877-303-2445
Electronic Mail: Robert.Bell@conns.com

The parties may designate in writing from time to time such other place or places that notices and demands may be given.
10.6    Entire Agreement. This Agreement and any valid and effective deferral election on file with the Company, each as governed by and interpreted in accordance with the Plan, and the Plan, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
10.7    Grant Subject to Terms of Plan and this Agreement. The Recipient acknowledges and agrees that the grant of the RSUs is made pursuant to and governed by the terms of the Plan, this Agreement and any valid and effective deferral election on file with the Company (together, the “Governing Documents”). Recipient, by execution of this Agreement, acknowledges having received a copy of the Governing Documents. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the case of a conflict between the terms of the Plan and this Agreement, the terms of the Plan will control.
IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.
“COMPANY”
CONN’S, INC.,
a Delaware corporation

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By: _______________________________________
[Name]

“RECIPIENT”
__________________________________________
     [Name]

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